As filed with Securities and Exchange Commission on May 15, 2014
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

PNM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

New Mexico	85-0468296
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

414 Silver Ave. SW, Albuquerque, New Mexico 87102-3289
(Address of Principal Executive Offices) (Zip Code)

PNM Resources, Inc. 2014 Performance Equity Plan
(Full title of the plan)

Patrick V. Apodaca, Esq.
Senior Vice President, General Counsel and Secretary
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Telephone: (505) 241-2898
Fax: (505) 241-2368
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Charles L. Moore, Esq.
Associate General Counsel
PNM Resources, Inc.
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Telephone: (505) 241-4935
Fax: (505) 241-2338
___________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed
		offering price	maximum aggregate	Amount of
Title of securities to be registered	Amount to be registered (1)	per share (2)	offering price (2)	registration fee (2)
Common Stock, no par value per share	13,500,000	$27.69	$373,815,000	$48,147.37

(1)
In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) based upon the average of the high and low sale prices of the Registrant’s common stock as quoted on the New York Stock Exchange on May 14, 2014.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.*
Item 2.    Registrant Information and Employee Plan Annual Information.*
*The documents containing the information specified in Part I of this Form S-8 will be delivered to each employee who is eligible to participate in the PNM Resources, Inc. 2014 Performance Equity Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by PNM Resources, Inc. (“PNMR” or the “Company”) with the Commission are incorporated by reference into this registration statement and are deemed to be a part hereof from the date of filing:

(a)	PNMR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(b)	PNMR’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

(c)	PNMR’s Current Reports on Form 8-K filed on January 8, 2014, January 13, 2014, February 28, 2014 (Item 1.01/9.01 filing), March 5, 2014 (two filings) and March 18, 2014; and

(d)
the description of PNMR’s common stock contained in the Current Report on Form 8-K filed on December 31, 2001, and any amendment or report filed for the purpose of updating such description, including the Current Reports on Form 8-K filed on August 17, 2006, November 21, 2008 and August 9, 2012.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 6 of Article II of the Company’s By-Laws contains the following provision with respect to indemnification of directors and officers:

Each person serving as a director or an officer of the Corporation, or, at the request of the Corporation, as a director or an officer of any other company in which the Corporation has a financial interest and regardless of whether or not the person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Corporation to the full extent of the authority of the Corporation to so indemnify as authorized by New Mexico law.

Section 53-11-4.1 of the Business Corporation Act of the State of New Mexico provides that a corporation shall have power to indemnify any person made (or threatened to be made) a party to any proceeding (whether threatened, pending or completed) by reason of the fact that the person is or was a director (or, while a director, is or was serving in any of certain other capacities) if: (1) the person acted in good faith; (2) the person reasonably believed: (a) in the case of conduct in the person’s official capacity with the corporation, that the person’s conduct was in its best interests; and (b) in all other cases, that the person’s conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but may be limited or unavailable with respect to certain proceedings. In some instances, indemnification of a director may be mandatory or, upon the application of a director, may be ordered by a court. Reasonable expenses incurred by a director may, under certain circumstances, be paid or reimbursed in advance of a final disposition of a proceeding. Unless limited by its articles of incorporation, a corporation may (or, as the case may be, shall) indemnify and advance expenses to an officer of the corporation to the same extent as to a director under Section 53-11-4.1. Also, unless limited by its articles of incorporation, a corporation has (1) the power to indemnify and to advance expenses to an employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under the statute and (2) additional power to indemnify and to advance reasonable expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its Board of Directors, or contract.

Section 53-11-4.1 also provides that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise.

The Company has entered into agreements with each director and officer that provide for indemnification of directors and officers to the fullest extent permitted by law, including advancement of litigation expenses where appropriate. The agreements provide for the appointment of a reviewing party by the Board of Directors to make a determination whether claimed indemnification is permitted under applicable law.

The Company maintains insurance on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The list of exhibits filed as part of this registration statement is included in the Exhibit Index which is incorporated by reference herein. An opinion of counsel as to the valid issuance of the securities being registered under this registration statement is not required because the securities will not be original issuance securities. If that situation should change, an appropriate opinion of counsel will be filed.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)	to file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on this 15th day of May, 2014.

PNM RESOURCES, INC.
By	:	/s/ Patricia K. Collawn

Patricia K. Collawn
Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Patricia K. Collawn, Charles N. Eldred and Thomas G. Sategna, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

/s/ Patricia K. Collawn	Chairman, President and Chief Executive Officer and Director	May 15, 2014
Patricia K. Collawn	(Principal Executive Officer)

/s/ Charles N. Eldred	Executive Vice President and Chief Financial Officer	May 15, 2014
Charles N. Eldred	(Principal Financial Officer)

/s/ Thomas G. Sategna	Vice President and Corporate Controller	May 15, 2014
Thomas G. Sategna	(Principal Accounting Officer)

/s/ Adelmo E. Archuleta	Director	May 15, 2014
Adelmo E. Archuleta

/s/ E. Renae Conley	Director	May 15, 2014
E. Renae Conley

/s/ Alan J. Fohrer	Director	May 15, 2014
Alan J. Fohrer

Director
Maureen T. Mullarkey

/s/ Robert R. Nordhaus	Director	May 15, 2014
Robert R. Nordhaus

/s/ Donald K. Schwanz	Director	May 15, 2014
Donald K. Schwanz

/s/ Bruce W. Wilkinson	Director	May 15, 2014
Bruce W. Wilkinson

/s/ Joan B. Woodard	Director	May 15, 2014
Joan B. Woodard, Ph.D.

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administers the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on May 15, 2014.

PNM RESOURCES, INC. 2014 PERFORMANCE EQUITY PLAN

By	:	/s/ Alan J. Fohrer

Alan J. Fohrer
Chairman Compensation and Human Resources Committee

EXHIBIT INDEX

Exhibit Number	Description

4.1
Articles of Incorporation of PNM Resources, Inc., as amended to date (Certificate of Amendment dated October 27, 2008 and Restated Articles of Incorporation dated August 3, 2006) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 21, 2008)

4.2	Bylaws of PNM Resources, Inc. with all amendments to and including December 8, 2009 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2009)
4.3	PNM Resources, Inc. 2014 Performance Equity Plan (filed herewith)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (filed herewith)
24.1	Power of Attorney (included on the signature page hereof)